January 20, 2011

Mr. R. Patrick Champney
Sierra Resource Group, Inc.
9550 S. Eastern Avenue, Suite 253
Las Vegas, NV  89123

Dear Patrick:

As agreed we are pleased to present this engagement letter to provide consulting services and serve as Chief Financial Officer to Sierra Resource Group, Inc. (SIRG). This confirms our understanding of the services we are to provide. Please indicate your agreement by signing in the space provided at the end of this letter and returning the original to us.

Scope of Engagement

This letter outlines the terms of the proposed consulting engagement with SIRG as we understand them.  Please indicate your agreement by signing in the space provided at the end of this letter and returning the original to us. The enclosed copy is for your records.

Brad Hacker and Company, P.A. (“BHC”) is being engaged, to provide you with consultation on accounting and operational matters as may be required. The engagement will include the aforementioned consultation and will include but is not limited to the following:

•	Brad Hacker shall serve as Chief Financial Officer of the Company and shall have those duties consistent with that of a Chief Financial Officer.
•	Preparing and issuing consolidated quarterly financial statements. We will not audit or review such financial statements.
•	Preparing of annual audit work papers for outside auditors and year end financial statement
•	As applicable preparation of SEC filings as required (i.e., 8-K, 10-QSB, 10-KSB, etc.
•	Serving as the company’s financial liaison with external auditors, attorneys, investment bankers and traditional bankers
•	Assistance preparing and presenting business plans, budgets, and financial projections
•	Tax services as requested
•	Other duties consistent with those of an finance/accounting department

Documents Required and Other Matters

You are responsible for management decisions and functions, and for overseeing any bookkeeping, tax or other services provided.  You are responsible for evaluating the adequacy and results of the services performed and accepting responsibility for such services.  You are responsible for establishing and maintaining internal controls including monitoring ongoing activities. You agree to provide us with all of the documents as we may reasonably request.

Our engagement cannot be relied upon to disclose errors, fraud, or illegal acts that may exist. However, we will inform you of any material errors and any evidence or information that come to our attention during the performance of our compilation procedures, that fraud may have occurred.  In addition, we will report to you any evidence or information that comes to our attention during the performance of our compilation procedures regarding illegal acts that may have occurred, unless they are clearly inconsequential. We have no responsibility to identify and communicate significant deficiencies or material weaknesses in your internal control as part of this engagement.

Our engagement cannot be relied upon to disclose errors, fraud, or illegal acts that may exist. However, we will inform you of any material errors that come to our attention and any fraud or illegal acts that come to our attention unless they are clearly inconsequential. In addition, we have no responsibility to identify and communicate significant deficiencies or material weaknesses in your internal control as part of this engagement.

Financial Terms

Our fees for this service will be billed at our hourly rates which currently range from $75 to $225 per hour, depending upon the skill level of the employee required to do the work. Invoices for services provided, plus travel, administrative and other out-of-pocket expenses, if any, will be rendered as our work progresses and are payable on presentation. It is estimated the fee will be $1,500 per quarter and $3,000 for the year ended. In addition as terms for accepting the position of Chief Financial Officer 100,000 shares of unregistered S-8 stock shall be issued to Bradley Hacker.

You will be billed monthly for services rendered during this engagement. Invoices will be submitted with the understanding that they are due upon presentation. We reserve the right to defer providing any additional services until all outstanding invoices are paid. You agree that we are not responsible for the impact on SIRG of any delay resulting from such non-payment by you.

Confidentiality

BHC treats all client relationships as confidential and will not disclose any financial or business information to outside parties without the written permission of SIRG except as required by law or regulation. Permission may be granted by identifying the parties (e.g. financial advisor, attorney, banker, etc.) to whom disclosure is permitted below or by other written correspondence.

Client Representations / Professional Judgment

You represent that all information to be provided to BHC is accurate and complete to the best of your knowledge. We will use professional judgment in applying accounting interpretations and regulations applicable to this engagement.

Changes or Modifications in Scope of Engagement

Should the scope of the engagement change or differ materially from our initial understanding, we will prepare a change order letter outlining the necessary changes and the modification of fees or we will issue a separate engagement letter describing the services to be provided.

Termination of Engagement

Since financial consulting work is personal in nature, our work cannot be continued when either party no longer feels comfortable with the relationship.  Accordingly, this agreement can be terminated, at any time by either you or us for cause and upon 30 days advance notice in writing. Once the agreement is terminated, our obligations to you cease and any unpaid and accrued fees become immediately payable. We will issue a final billing based on unbilled charges in your client account.

If we can answer any questions regarding this engagement letter or describe any of our other services, please do not hesitate to contact us. If the foregoing is consistent with your intentions and understanding, please sign this letter in the space provided.

We look forward to a long and mutually rewarding relationship.

Very truly yours,

/s/ Brad Hacker
Brad Hacker

Acknowledgement:

I understand and agree with the provisions outlined above:

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